===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED BY
[X]  Definitive Proxy Statement                 RULE 14A-6(E)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12





                           LYONDELL CHEMICAL COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:





Reg. (S) 240.14a-101.

SEC 1913 (3-99)

[LYONDELL LOGO]

LYONDELL
CHEMICAL
COMPANY


Notice of
Annual Meeting
of Stockholders
to be held
on May 3, 2001
and Proxy Statement

                                 PLEASE RETURN
                              YOUR PROXY PROMPTLY

                           Lyondell Chemical Company
                        1221 McKinney Street, Suite 700
                             Houston, Texas 77010

March 28, 2001

Dear Stockholder:

   The 2001 Annual Meeting of Stockholders will be held on Thursday, May 3, 2001, beginning at 9:00 a.m. in the Company's General Assembly Room, 42nd Floor, One Houston Center, 1221 McKinney, in Houston, Texas. This booklet includes the Notice of the Meeting and the Proxy Statement, which contains information about the formal business to be acted upon by the stockholders.

   It is important that your shares be voted whether or not you plan to be present at the meeting. This year you may vote over the Internet, as well as by telephone or by mailing a traditional proxy card. Please either sign, date and return the enclosed proxy card in the enclosed postage-paid envelope or instruct us over the Internet or by telephone as to how you would like your shares voted. Voting over the Internet, by telephone or by written proxy will ensure your representation at the meeting if you do not attend in person. Instructions on how to vote your shares over the Internet, by telephone or by written proxy are on the proxy card enclosed with the Proxy Statement.

Sincerely yours,

/s/ DAN F. SMITH
Dan F. Smith
President and Chief Executive Officer

                           Lyondell Chemical Company

                   Notice of Annual Meeting of Stockholders

                                  May 3, 2001

To the Stockholders:

   The Annual Meeting of Stockholders of Lyondell Chemical Company ("Lyondell" or the "Company") will be held in the Company's General Assembly Room, 42nd Floor, One Houston Center, 1221 McKinney, in Houston, Texas, at 9:00 a.m. on Thursday, May 3, 2001, for the following purposes, as more fully described in the attached Proxy Statement:

  (1) To elect nine directors to serve until the 2002 Annual Meeting of Stockholders or until their earlier resignation or removal;

  (2) To ratify the appointment of PricewaterhouseCoopers LLP, independent auditors, as the Company's auditors for the year 2001; and

  (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

   Stockholders of record at the close of business on March 9, 2001 will be entitled to notice of and to vote at the meeting and any adjournment thereof.

   Please read the Proxy Statement. Then, please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the Internet, (2) by telephone or (3) by mail. For specific instructions regarding submitting a proxy, please see the instructions on the enclosed proxy card.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ KERRY A. GALVIN
Kerry A. Galvin                                          Houston, Texas
Secretary                                                March 28, 2001

                           Lyondell Chemical Company
                             1221 McKinney Street
                                   Suite 700
                             Houston, Texas 77010

                             -------------------
                                PROXY STATEMENT
                                March 28, 2001
                             -------------------

                                 INTRODUCTION

   The accompanying proxy is solicited by the Board of Directors of Lyondell Chemical Company ("Lyondell" or the "Company"). As described on the enclosed proxy card, you may submit your proxy (1) over the Internet, (2) by telephone or (3) by mail. Votes submitted over the Internet or by telephone must be received by 11:59 p.m. Eastern Time on May 2, 2001. Internet and telephone voting are available 24 hours a day, and if you vote over the Internet or by telephone you do not need to return a written proxy card.

   When a proxy is returned properly dated and signed (or is submitted over the Internet or by telephone), and includes a stockholder's voting instructions, the shares represented by that proxy will be voted by the persons named as proxies in accordance with the stockholder's directions. If a proxy is dated, signed and returned (or submitted over the Internet or by telephone) without specifying the stockholder's voting instructions, the shares will be voted as recommended by the directors of the Company. As to other items of business that may come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy will vote in accordance with their best judgment. It is expected that proxy materials will be mailed to stockholders beginning on or about March 28, 2001.

                               VOTING PROCEDURES

   Holders of record of the Company's common stock (the "Common Stock") at the close of business on March 9, 2001, will be entitled to one vote per share. The Company had 117,563,065 shares of Common Stock outstanding on such record date. Fractional shares will not be voted. The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast will constitute a quorum. Abstentions and broker non-votes are counted as present in determining whether the quorum requirement is satisfied. Broker non-votes occur when a broker returns a proxy but does not have the authority to vote on a particular matter.

   The directors will be elected by a plurality of the shares of Common Stock cast in person or represented by proxy at the meeting. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.

   Adoption of the proposal to ratify the appointment of the independent auditors and any other proposals to be considered at the meeting will require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting. Abstentions from voting on any such matter will be included in the voting tally and will have the same effect as a vote against that matter, including the ratification of the appointment of the independent auditors. Broker non-votes are not considered "shares present" with respect to a matter requiring the affirmative vote of a majority of shares present in person or by proxy at the meeting. Accordingly, broker non-votes will not affect the outcome of such a matter.

   The Company's 401(k) and Savings Plan, in which employees, including executive officers, have account balances, permits plan participants to direct the plan trustees on how to vote the Common Stock allocated to their accounts. The trustee will vote all shares of Common Stock for which no participant directions are received as directed by such Plan's Benefits Administrative Committee, which is made up of certain executive officers of the Company. Similarly, the trustee will vote all shares of Common Stock held in benefits plans of the Company's subsidiaries for which no participant directions are received as directed by each plan's Benefits Administrative Committee, which may be made up of certain executive officers of the Company.

   A proxy may be revoked by a stockholder at any time prior to the time it is voted by (1) giving notice of such revocation in writing to the Secretary of Lyondell, (2) submitting another valid proxy by mail, telephone or over the Internet that is later dated and, if mailed, is properly signed or (3) voting in person at the meeting.

                            PRINCIPAL STOCKHOLDERS

   The table below sets forth certain information as of March 1, 2001, regarding the beneficial ownership of Common Stock by persons known by the Company to beneficially own more than five percent of its outstanding shares of Common Stock. Information in the table and footnotes is based on the most recent Statement on Schedule 13G or 13D or amendment thereto filed by each such person with the Securities and Exchange Commission (the "SEC"), except as otherwise known to the Company.

                                                                    Percentage
                                                         Number of   of Shares
                       Name and Address                    Shares   Outstanding
                       ----------------                  ---------- -----------
      AXA Financial, Inc.(a)............................ 19,425,371    16.5%
      1290 Avenue of the Americas
      New York, New York 10104

      Franklin Resources, Inc.(b)....................... 11,249,220     9.6%
      777 Mariners Island Blvd.
      San Mateo, California 94404

      Janus Capital Corporation(c)......................  8,820,345     7.5%
      100 Fillmore Street
      Denver, Colorado 80206-4923

      FMR Corp.(d)......................................  8,269,760   7.034%
      82 Devonshire Street
      Boston, Massachusetts 02109

      Barrow, Hanley, Mewhinney & Strauss, Inc.(e)......  7,368,460    6.27%
      3232 McKinney Avenue, 15th Floor
      Dallas, Texas 75204-2429

--------
(a) AXA Financial, Inc. ("AXA") is the parent holding company of subsidiaries:
    Alliance Capital Management LP, which has sole voting power over 9,266,816 shares, shared voting power over 7,883,188 shares and sole dispositive power over 19,316,371 shares, all of which are held on behalf of clients in discretionary investment advisory accounts; and The Equitable Life Assurance Society of the United States, which has sole voting and dispositive power over 109,000 shares.
(b) Franklin Resources, Inc. ("FRI") (together with its principal shareholders, Charles B. Johnson and Rupert H. Johnson, Jr.) may be deemed the beneficial owner of 11,249,220 shares of Common Stock held in accounts advised by direct and indirect investment advisory subsidiaries of FRI and over which those subsidiaries have sole voting and dispositive power, including 11,204,120 shares over which FRI's advisory subsidiary Templeton Global Advisors Limited has sole voting and dispositive power. FRI, the principal shareholders and each of FRI's investment advisory subsidiaries disclaim beneficial ownership with respect to such shares.
(c) Janus Capital Corporation ("Janus Capital") may be deemed the beneficial owner of 8,820,345 shares of Common Stock held by investment companies and individual and institutional clients (the "Managed Portfolios") with respect to which Janus Capital serves as advisor or subadvisor and over which Janus Capital has sole voting and dispositive power. Thomas H. Bailey owns approximately 12.2% of Janus Capital and serves as President and Chairman of the Board of Janus Capital. As a result of his ownership and positions, Mr. Bailey may be deemed the beneficial owner of the shares of Common Stock held by the Managed Portfolios. Mr. Bailey disclaims beneficial ownership with respect to such shares.

(d) FMR Corp. ("FMR") is the parent holding company of subsidiaries: Fidelity Management & Research Company ("Fidelity"), which is the beneficial owner of 5,834,200 shares of Common Stock as a result of acting as investment advisor to various investment companies; and Fidelity Management Trust Company ("FMT"), which is the beneficial owner of 2,060,560 shares of Common Stock as a result of serving as investment manager of certain institutional accounts. Members of the Edward C. Johnson 3d family own stock of FMR representing approximately 49% of the voting power of FMR, and are parties to a voting agreement with other holders of FMR stock. Edward C. Johnson 3d owns 12.0% and Abigail P. Johnson owns 24.5% of the outstanding voting stock of FMR. Mr. Johnson is Chairman of FMR and Ms. Johnson is a director of FMR. Each of FMR and Mr. Johnson has sole dispositive power with respect to 5,834,200 shares of Common Stock owned by the Fidelity funds. Each of FMR and Mr. Johnson has sole dispositive power with respect to 2,060,560 shares of Common Stock and sole voting power with respect to 1,990,300 shares of Common Stock owned by the FMT institutional accounts. Fidelity International Limited ("FIL"), a former majority-owned subsidiary of Fidelity, has sole dispositive and voting power with respect to 375,000 shares of Common Stock. A partnership controlled by the Johnson family owns shares of FIL voting stock representing approximately 39.89% of the voting power of FIL. FMR and FIL disclaim beneficial ownership with respect the shares owned by the other entity.
(e) Barrow, Hanley, Mewhinney & Strauss, Inc. ("Barrow") is an investment advisor with sole voting power over 4,626,660 shares, shared voting power over 2,741,800 shares and sole dispositive power over 7,368,460 shares of Common Stock held in accounts of certain of Barrow's clients.

                       SECURITY OWNERSHIP OF MANAGEMENT

   The second column in the table below sets forth the number of shares of Common Stock owned beneficially as of March 1, 2001 by each director or nominee, each of the named executive officers referenced in the Summary Compensation Table, and all directors and executive officers as a group. As of March 1, 2001, the percentage of shares of Common Stock beneficially owned by any director or nominee, named executive officer, or all directors and executive officers as a group did not exceed one percent of the issued and outstanding Common Stock. Unless otherwise noted, each individual has sole voting and investment power with respect to the shares of Common Stock listed in the second column below as beneficially owned by the individual. The third column in the table below sets forth the number of Deferred Stock Units held as of March 1, 2001 by these individuals under the Directors' Deferral Plan described on pages 24 and 25 of this Proxy Statement. Although the Deferred Stock Units track the market value of the Common Stock, they are payable in cash and do not carry voting rights.

                                              Shares of Common     Deferred
                                                 Stock Owned      Stock Units
                                             Beneficially as of   Held as of
      Name                                   March 1, 2001(a)(b) March 1, 2001
      ----                                   ------------------- -------------
      Carol A. Anderson.....................          9,528(c)      10,141
      Robert T. Blakely.....................         87,174             --
      William T. Butler.....................         16,283          2,939
      Edward J. Dineen......................         87,755             --
      Travis Engen..........................         15,998         23,265
      Morris Gelb...........................        135,690             --
      Stephen F. Hinchliffe, Jr. ...........         25,526(d)       2,286
      David J. Lesar........................          5,033          2,908
      Dudley C. Mecum II....................          5,957            964
      Jeffrey R. Pendergraft................        169,809(e)          --
      Dan F. Smith..........................        678,645(f)          --
      William R. Spivey.....................          3,033          2,286
      Paul R. Staley........................         24,441          2,286
      All directors and executive officers
       as a group(18).......................      1,466,478(g)      47,075

--------
(a) Includes shares held by the trustees under the Lyondell 401(k) and Savings Plan for the accounts of participants as of December 31, 2000.

(b) The amounts shown in the second column of the table for the directors and executive officers include (i) restricted shares, (ii) shares acquired under the Company's Dividend Reinvestment Plan and (iii) shares that may be acquired within 60 days through the exercise of stock options. Those shares that may be acquired through the exercise of stock options include:
    1,667 for each of Ms. Anderson, Dr. Butler, Mr. Engen, Mr. Hinchliffe, Mr. Lesar, Mr. Mecum, Dr. Spivey and Mr. Staley; 62,174 for Mr. Blakely; 48,877 for Mr. Dineen; 96,484 for Mr. Gelb; 125,641 for Mr. Pendergraft; 512,421 for Mr. Smith; and 957,426 for all directors and executive officers as a group. The amounts shown in the second column of the table for the directors and executive officers do not include Deferred Stock Units.
(c) Does not include 100 shares held by a trust of which Ms. Anderson is an indirect beneficiary, and as to which shares she disclaims beneficial ownership.
(d) Does not include 1,000 shares held by a trust of which Mr. Hinchliffe is a trustee, and as to which shares he disclaims beneficial ownership.
(e) Does not include approximately 1,553 shares owned by Mr. Pendergraft's spouse, as to which shares he disclaims beneficial ownership, or approximately 5,700 shares subject to exercisable options that expired on March 1, 2001.
(f) Does not include approximately 7,200 shares subject to exercisable options that expired on March 1, 2001.
(g) Does not include approximately 4,653 shares owned by family members of certain directors and executive officers and trusts, as to which shares beneficial ownership is disclaimed, or approximately 16,600 shares subject to exercisable options that expired on March 1, 2001.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC and the New York Stock Exchange (the "NYSE") initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

   SEC regulations related to compliance with Section 16(a) of the Exchange Act require the following disclosure: As a result of an administrative error on the part of the Company, John R. Beard, an officer of the Company, failed to file on a timely basis his initial report on Form 3 relating to his ownership of shares of Common Stock of the Company at the time he became a reporting person under Section 16(a) of the Exchange Act.

   Except as described above, to the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that such reports accurately reflect all reportable transactions and holdings, during the fiscal year ended December 31, 2000, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

                              BOARD OF DIRECTORS

Directors' Meetings

   An annual meeting of the Board of Directors is held each year in conjunction with the annual meeting of stockholders for the purposes of the organization of committees, election or appointment of officers and the transaction of other business. Regular meetings of the Board of Directors may be held without notice at such times as the Board of Directors may determine. Special meetings may be called by the Chairman of the Board of Directors, the President or a majority of the directors in office. The Company's By-Laws permit action to be taken without a meeting if all members of the Board of Directors consent to such action in writing. During 2000, the Board of Directors held eight meetings. All of the Company's incumbent directors attended seventy-five percent or more of the aggregate of all meetings of the Board and committees on which they served during the periods that they served during 2000, with the exception of Dr. Spivey.

Audit Committee

   The Audit Committee of the Board of Directors was established for the general purpose of assisting the Board of Directors in fulfilling its fiduciary responsibilities relating to the Company's financial reporting standards and practices, reviewing the adequacy of and promoting continued emphasis on integrity of the Company's internal controls, maintaining communications between the Board of Directors and external and internal auditors, and initiating special investigations as deemed necessary. The independent accountants and the internal auditors have full and free access to the Audit Committee and meet with it, with and without management being present, to discuss all appropriate matters. Additional information about the Audit Committee and its responsibilities is included in the section of this Proxy Statement entitled "Audit Committee Report" and in the Charter of the Audit Committee, which was adopted by the Board of Directors and is attached to this Proxy Statement as Appendix A. Each member of the Audit Committee is independent as defined in the NYSE's listing standards. The Audit Committee held six meetings during 2000. The Audit Committee currently comprises Ms. Anderson, Messrs. Hinchliffe, Lesar, Spivey and Staley. Mr. Lesar serves as Chairman.

Compensation Committee

   The Compensation Committee of the Board of Directors makes recommendations to the Board of Directors as to management succession plans, determines appropriate policy for the Company's pay and benefit programs for executive officers and senior management and reviews the performance of the Chief Executive Officer. The Compensation Committee also reviews pay and benefit programs for the Company's joint ventures. No member of the Compensation Committee is an officer or employee of the Company and no member is eligible to participate in any benefit plan of the Company that is administered by the Compensation Committee. The Compensation Committee held six meetings during 2000. The Compensation Committee currently comprises Messrs. Butler, Engen, Hinchliffe, Lesar and Mecum. Mr. Engen serves as Chairman.

Corporate Governance and Responsibility Committee

   The Corporate Governance and Responsibility Committee considers and makes recommendations to the Board of Directors as to the number of directors to constitute the whole Board, the selection criteria for membership and the names of persons whom it concludes should be considered for membership on the Board of Directors. The Corporate Governance and Responsibility Committee also recommends matters relating to committee assignments and the roles and responsibilities of the Board and of the directors in addition to monitoring the Company's legal compliance programs. The Corporate Governance and Responsibility Committee makes determinations on compensation for directors who are not employees of the Company ("Non-Employee Directors") and is responsible for evaluating the Board's performance and assessing the effectiveness of its structure and governance. The Corporate Governance and Responsibility Committee held six meetings during 2000. The Corporate Governance and Responsibility Committee currently comprises Ms. Anderson and Messrs. Butler, Mecum, Spivey and Staley. Ms. Anderson serves as Chairman. Stockholders of the Company who wish to nominate persons for election to the Board of Directors must comply with the provisions of the Company's By-Laws that are described more fully on page 26 of this Proxy Statement.

Executive Committee

   The Executive Committee has and may exercise all the authority of the Board of Directors in the management of the Company in the interim between meetings of the Board of Directors, except to the extent of certain exceptions set forth in Delaware law and the Company's By-Laws. The Executive Committee met once during 2000. The Executive Committee currently comprises Messrs. Butler, Engen and Smith. Dr. Butler serves as Chairman.

                        CORPORATE GOVERNANCE GUIDELINES

   The Board of Directors has adopted a formal statement of the roles and responsibilities of the Board and has adopted Corporate Governance Guidelines. The following are the statement on roles and responsibilities as well as excerpts from the Guidelines adopted by the Board:

Role of the Board

   The Board of Directors represents the interests of stockholders in perpetuating a successful business and optimizing long-term financial returns. In furtherance of this objective, it is the responsibility of the Board to select management, oversee corporate strategy and performance, and act as a resource to management in matters of planning and policy. The Board also will participate in management's succession planning, including specifically the evaluation of the Chief Executive Officer. To assure success, Board members will act not only as advisors, but also as participants and decision makers in matters of governance and corporate strategy.

   While the Board's primary role is to foster increased stockholder value, the Board also recognizes that the Company has responsibilities to other constituencies, including customers, employees, suppliers, creditors and the communities where it operates--all of whom are essential to a successful business.

Responsibilities of Directors

   Directors owe a duty of care and a duty of loyalty to the Company. Therefore, directors are expected to do the following:

  . act in the best interests of all stockholders;

  . exercise informed and independent judgment;

  . be knowledgeable about the businesses;

  . participate in the development of the Company's mission, aspirations, values and strategies;

  . maintain an understanding of general economic trends and conditions, and trends in corporate governance;

  . study materials presented for Board consideration;

  . actively participate in an objective and constructive manner in meetings of the Board and its committees; and

  . assist in representing the Company to the outside world.

Governance Guidelines

   The following is a synopsis of key provisions of the Corporate Governance Guidelines for the Board of Directors:

     Board membership will consist of no more than twelve Board members, including no more than two present or former members of Company management.

     Desired characteristics of potential new Board members will be reviewed on at least an annual basis. Potential new Board members may be nominated by any director for screening, selection and recommendation for election by the Board. Invitation to join the Board of Directors will be extended by the Chairman of the Board and the Chairman of the Corporate Governance and Responsibility Committee. New directors will undergo a Company orientation.

     Whether the Chairman of the Board and the Chief Executive Officer positions should be held by separate individuals will be addressed in the best interest of the Company under the circumstances at the time. A lead director may be chosen by outside directors when the Chairman of the Board is an employee of the Company.

     There are no term limits for Board members. Annually, each director will be asked to confirm his or her desire to continue as a member of the Board. The Corporate Governance and Responsibility Committee will review the continued appropriateness of Board membership for directors who change the job responsibilities held when last elected to the Board. No person who has reached seventy-two years of age prior to January 1 of any year shall be elected or re-elected a director in any year.

     Compensation for Board members will be reviewed annually for competitiveness. A portion of the directors' compensation will be in the form of Company stock.

     Performance of the Board will be reported annually to the Board by the Corporate Governance and Responsibility Committee in order to increase the Board's effectiveness.

     The Chief Executive Officer will be evaluated annually by the full Board. The evaluation will be used in considering compensation of the Chief Executive Officer.

     The Chief Executive Officer will provide an annual reporting to the Compensation Committee on succession planning and management development. This information will be shared with the full Board.

                             ELECTION OF DIRECTORS

                              Item 1 on Proxy Card

   Pursuant to the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and its By-Laws, the members of the Board of Directors serve for one-year terms, and until their successors are elected and qualified. The Board of Directors has selected the persons listed below as nominees for election to the Board.

   Unless authority to vote for directors is withheld in the proxy, the persons named in the accompanying proxy intend to vote for the election of the nine nominees listed below. The directors will be elected by a plurality of the shares of Common Stock cast in person or by proxy at the meeting.

   All nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the persons named in the proxy will vote for the election of another person or persons as the Board of Directors recommends.

   The Board of Directors recommends that you vote FOR election of each nominee listed below. Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless stockholders specify otherwise.

   The following biographical information is furnished with respect to each of the nominees for election at the annual meeting. The information includes age as of March 1, 2001, present position, if any, with Lyondell, period served as director, and other business experience during the past five years.

Carol A. Anderson, 54......  Ms. Anderson was elected a director of the
                             Company effective December 11, 1998. She currently is Managing Director of New Century Investors, LLC, which manages private equity investments in high technology ventures. Prior thereto, from April 1998, Ms. Anderson served as Managing Director of TSG International. From 1993 until March 1998, Ms. Anderson served as Managing Director of Merrill International, Ltd., which developed energy projects worldwide. Ms. Anderson is also a director of SBC Holdings, The Stroh Companies and Signafor Inc., and is an advisor to D.C. Venturenet, The Stargazer Group and Empower America.

                             Ms. Anderson is Chair of the Corporate Governance and Responsibility Committee and is a member of the Audit Committee.

Dr. William T. Butler,       Dr. Butler was elected Chairman of the Board of
68.........................  Directors of the Company on June 30, 1997. He has
                             served as a director of the Company since his election on December 21, 1988, effective as of January 25, 1989. Dr. Butler has served as
                             Chancellor of Baylor College of Medicine since
                             January 1996. From 1979 until January 1996, he served as President and Chief Executive Officer of Baylor College of Medicine. He is also a director of C. R. Bard, Inc.

                             Dr. Butler is Chair of the Executive Committee and is a member of the Compensation Committee and the Corporate Governance and Responsibility Committee.

Travis Engen, 56...........  Mr. Engen was elected a director of the Company effective as of April 1, 1995. He has held his current position as President and Chief Executive Officer of Alcan Inc. (an aluminum manufacturer and supplier of packaging materials) since March 12, 2001. Prior thereto, since December 1995, Mr. Engen served as Chairman and Chief Executive of ITT Industries, Inc. (a diversified manufacturing company). From 1991 until December 1995, he served as Executive Vice President of ITT Corporation. He held the position of Senior Vice President of ITT Corporation and President and Chief Executive Officer of ITT Defense, Inc. from 1987 to 1991. Mr. Engen is also a director of ITT Industries, Inc., Alcan Inc., Fundacion Chile and Manufacturers Alliance.

                             Mr. Engen is Chair of the Compensation Committee and is a member of the Executive Committee.

Stephen F. Hinchliffe,
Jr., 67....................  Mr. Hinchliffe was elected a director of the
                             Company on March 1, 1991. Since 1988, he has held his current position of Chairman of the Board and Chief Executive Officer of BHH Management, Inc., the managing partner of Leisure Group, Inc. (a manufacturer of consumer products). Previously, he served as Chairman of the Board of Leisure Group, Inc., which he founded in 1964. Mr. Hinchliffe is also a director of BHH Management, Inc. and Leisure Group, Inc.

                             Mr. Hinchliffe is a member of the Audit Committee and the Compensation Committee.

David J. Lesar, 47.........  Mr. Lesar was elected a director of the Company effective July 28, 2000. He currently serves as Chairman, President and Chief Executive Officer of Halliburton Company, one of the world's largest diversified energy services, engineering and construction companies. Prior to his current position, Mr. Lesar served as President and Chief Executive Officer for Brown & Root, Inc., as Executive Vice President and Chief Financial Officer for Halliburton Company and as Executive Vice President of Finance and Administration for Halliburton Energy Services. Prior to joining Halliburton in 1993, Mr. Lesar was a commercial group director and partner at Arthur Andersen Company. Mr. Lesar also is a director of Mirant Corporation.

                             Mr. Lesar is Chair of the Audit Committee and is a member of the Compensation Committee.

Dudley C. Mecum II, 66.....  Mr. Mecum was elected a director of the Company on November 28, 1988, effective as of January 25, 1989. Since June 1997, Mr. Mecum has been Managing Director of Capricorn Holdings LLC, a firm specializing in leveraged buyouts. From August 1989 until January 1997, Mr. Mecum was a partner with the merchant banking firm of G. L. Ohrstrom & Company. He served as Group Vice President and director of Combustion Engineering Inc. from 1985 to December 1987, and as a managing partner of the New York region of Peat, Marwick, Mitchell & Co. from 1979 to 1985. He is also a director of Dyncorp, Suburban Propane Partners, LP, Citigroup and CCC Information Services Group Inc.

                             Mr. Mecum is a member of the Compensation
                             Committee and the Corporate Governance and Responsibility Committee.

Dan F. Smith, 54...........  Mr. Smith was named Chief Executive Officer of the Company on December 6, 1996, and has served as President of the Company since August 31, 1994. He has served as a director of the Company since October 24, 1988. Since December 1, 1997, Mr. Smith has also served as the Chief Executive Officer of Equistar Chemicals, LP ("Equistar"), a petrochemicals and polymers joint venture owned 41 percent by the Company. Mr. Smith served as Chief Operating Officer of the Company from May 1993 to December 1996. He served as Vice President Corporate Planning of Atlantic Richfield Company ("ARCO") from October 1991 until May 1993. He previously served as Executive Vice President and Chief Financial Officer of the Company from October 1988 to October 1991 and as Senior Vice President of Manufacturing of the Company, and its predecessor, the Lyondell Division of ARCO, from June 1986 to October 1988. From April 1985 to June 1986, Mr. Smith held executive positions in manufacturing, control and administration. Prior to 1985, he served in various financial, planning and manufacturing positions with ARCO. Mr. Smith is also a director of Cooper Industries, Inc. and ChemFirst, Inc.

                             Mr. Smith is a member of the Executive Committee.

Dr. William R. Spivey,       Dr. Spivey was elected a director of the Company
54.........................  on July 5, 2000. He is currently Chief Executive
                             Officer and President of Luminent Inc. Prior to joining Luminent, Dr. Spivey was Group President,
                             Network Products Group for Lucent Technologies.
                             Prior to joining Lucent, Dr. Spivey was President of Tektronix Development Co. for Tektronix, Inc.
                             He also held senior management positions with AT&T, Honeywell, Inc. and General Electric. He currently serves on the Board of Directors of Novellus Systems, Inc., The Raytheon Company and
                             Cascade Microtech, Inc.

                             Dr. Spivey is a member of the Audit Committee and the Corporate Governance and Responsibility Committee.

Paul R. Staley, 71.........  Mr. Staley was elected a director of the Company on November 28, 1988, effective as of January 25, 1989. He has held his current position as Chairman of the National Vision Foundation since August 1994. He held the position of Chairman of the Executive Committee of the Board of Directors of P.Q. Corporation (an industrial supplier of silicates) from January 1991 until August 1994. He also held the positions of President and Chief Executive Officer of P.Q. Corporation from 1973 and 1981, respectively, until January 1991.

                             Mr. Staley is a member of the Audit Committee and the Corporate Governance and Responsibility Committee.

          PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

                              Item 2 on Proxy Card

   The Board of Directors has recommended the appointment of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") to audit the financial statements of Lyondell for the year 2001. PricewaterhouseCoopers audited the financial statements of Lyondell for 1999-2000, and, prior to their merger, Coopers & Lybrand L.L.P. ("Coopers & Lybrand") and Price Waterhouse LLP (including any successor merged entity of the two firms), were jointly appointed to audit the financial statements of Lyondell for the year 1998. Prior thereto, Coopers & Lybrand acted in this capacity since July 1988. In addition, from time to time, PricewaterhouseCoopers performs consulting work for the Company.

   Representatives of PricewaterhouseCoopers will be present at the meeting and will have the opportunity to make a statement if they desire to do so. These representatives will also be available to respond to appropriate questions.

   The proposal will be approved if it receives the affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the meeting.

   The Board of Directors recommends that you vote FOR ratification of the appointment of PricewaterhouseCoopers. Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless stockholders specify otherwise.

Audit Fees

   The estimated aggregate fees for the audits of the 2000 financial statements for Lyondell, Equistar, LYONDELL-CITGO Refining LP and Lyondell Methanol Company, L.P. and reviews of interim condensed consolidated financial statements was $1,873,500, of which $1,254,000 was billed to Lyondell and the respective joint ventures by PricewaterhouseCoopers during 2000.

Financial Information Systems Design and Implementation Fees

   No financial information systems design and implementation services were rendered to Lyondell by PricewaterhouseCoopers in 2000.

All Other Fees

   The aggregate fees billed to Lyondell for services rendered by PricewaterhouseCoopers in 2000, other than those services referenced in the previous two paragraphs, was approximately $2.5 million. These services rendered by PricewaterhouseCoopers primarily consisted of tax planning and compliance services, benefit plan audits, agreed-upon procedures and audits of special-purpose financial statements.

   The Audit Committee has considered whether the provision of the services referenced above under the heading "All Other Fees" is compatible with maintaining PricewaterhouseCoopers' independence.

                            AUDIT COMMITTEE REPORT

   The Audit Committee is composed of five independent directors. The general objectives of the Audit Committee are to (1) assist the Board of Directors in fulfilling its fiduciary responsibilities relating to the Company's financial reporting standards and practices, (2) review the adequacy of and promote continued emphasis on the integrity of the Company's internal controls, (3) maintain communications between the Board of Directors and external and internal auditors and (4) initiate special investigations as deemed necessary. The specific duties of the Audit Committee are set forth in the Charter of the Audit Committee, which was adopted by the Board of Directors and is attached to this Proxy Statement as Appendix A.

   The Company's management is primarily responsible for the Company's financial statements and the quality and integrity of the reporting process. The independent accountants, PricewaterhouseCoopers LLP, are responsible for auditing those financial statements and for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles in the United States. The Audit Committee is responsible for overseeing the financial reporting process on behalf of the Board of Directors and recommending to the Board of Directors that the Company's financial statements be included in the Company's Annual Report.

   The Audit Committee took a number of steps in fulfilling its oversight responsibilities and making its recommendation for 2000. First, the Audit Committee discussed with PricewaterhouseCoopers, the Company's independent accountants for 2000, those matters that PricewaterhouseCoopers communicated to the Audit Committee as required by SAS 61 (Codification of Statements on Auditing Standards, AU 380). These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed PricewaterhouseCoopers' independence with PricewaterhouseCoopers and received written disclosures and a letter from PricewaterhouseCoopers regarding independence as required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees). This discussion and disclosure assisted the Audit Committee in evaluating PricewaterhouseCoopers' independence. Finally, the Audit Committee reviewed and discussed, with the Company's management and PricewaterhouseCoopers, the Company's audited financial statements. Based on discussions with PricewaterhouseCoopers concerning the audit, the independence discussions, the financial statement review and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the SEC.

Respectfully submitted,

David J. Lesar (Chairman)
Carol A. Anderson
Stephen F. Hinchliffe, Jr.
William R. Spivey
Paul R. Staley

The Audit Committee

Pursuant to SEC Rules, the foregoing Audit Committee Report is not deemed "filed" with the SEC and is not incorporated by reference into the Company's Annual Report on Form 10-K.

                            EXECUTIVE COMPENSATION

   The following table sets forth information regarding the Chief Executive Officer and the next four most highly compensated executive officers of the Company (collectively, the "named executive officers"). The notes to the table set forth additional explanatory information regarding the compensation described in the table.

                          Summary Compensation Table

                                                                      Long-Term Compensation
                                                                 --------------------------------
                                      Annual Compensation                Awards          Payouts
                               --------------------------------- ---------------------- ---------
                                                                 Restricted             Long-term
                                                    Other Annual   Stock    Securities  Incentive  All Other
   Name and Principal                               Compensation   Awards   Underlying   Payouts  Compensation
        Position          Year Salary ($) Bonus ($)    ($)(a)      ($)(b)   Options (#)  ($)(c)      ($)(d)
------------------------  ---- ---------- --------- ------------ ---------- ----------- --------- ------------
Dan F. Smith(e).........  2000 1,018,004  1,546,552     4,517           --    535,460    355,075    134,142
President and Chief       1999   965,328  1,414,400     4,517           --    463,400    295,896    120,456
Executive Officer         1998   804,000  1,094,000     8,516    1,708,177         --         --     87,578

Robert T. Blakely(f)....  2000   485,004    573,081    17,489           --     91,520         --    234,838
Executive Vice President  1999    83,943     92,100        --           --     95,000         --     16,063
and Chief Financial
Officer

Morris Gelb(g)..........  2000   451,022    532,928    12,711           --    106,050    116,689     70,889
Executive Vice President
and                       1999   380,000    433,000     8,477           --     91,700     97,241     55,814
Chief Operating Officer   1998   142,464    179,900     3,029      627,596         --    140,867     22,984

Jeffrey R.
 Pendergraft(h).........  2000   435,006    514,003    20,267           --     91,520    106,130     77,431
Executive Vice President
and                       1999   410,176    467,500    10,820           --     79,100     88,442     55,288
Chief Administrative
Officer                   1998   350,468    327,000    13,120      510,571         --         --     50,536

Edward J. Dineen(i).....  2000   400,010    405,130     6,926      202,794     53,630     75,980     51,560
Senior Vice President,    1999   304,668    297,600     5,715           --     46,500     63,328     37,833
Intermediates and
Performance               1998   118,251     92,200     3,436      408,696         --     91,734     11,462
Chemicals

--------
(a) The amounts shown include imputed income in respect of the Long-Term Disability Plan and tax gross-ups in respect of financial counseling reimbursements, as set forth below:

  Imputed Income:

   Year               Mr. Smith Mr. Blakely Mr. Gelb Mr. Pendergraft Mr. Dineen
   ----               --------- ----------- -------- --------------- ----------
   2000..............  $4,517     $11,339    $8,354      $8,302        $6,926
   1999..............   4,517          --     4,392       8,283         5,714
   1998..............   8,516          --     1,166       7,739         1,573

  Financial Counseling Tax Gross-Ups:

   Year               Mr. Smith Mr. Blakely Mr. Gelb Mr. Pendergraft Mr. Dineen
   ----               --------- ----------- -------- --------------- ----------
   2000..............        --   $6,150     $4,357      $11,965           --
   1999..............        --       --      4,085        2,537           --
   1998..............        --       --      1,863        5,381       $1,863

  "Tax gross-ups" refers to the additional reimbursement paid to a recipient to cover the federal income tax obligations associated with the underlying benefit, including an additional amount based on maximum applicable income tax rates. The amounts shown exclude perquisites and other benefits the total amount of which does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus of the named executive officer.
(b) Mr. Dineen received a restricted stock award under the Lyondell Chemical Company Restricted Stock Plan (the "Restricted Stock Plan") on May 4,
    2000, in connection with a promotion. Messrs. Smith and Pendergraft received restricted stock awards under the Restricted Stock Plan on June
    18, 1999, in connection with their annual bonus for 1998. Mr. Gelb and Mr. Dineen were each awarded shares of restricted stock under the Restricted Stock Plan as a relocation bonus on August 4, 1998. The valuations of the restricted stock awards in the table were calculated using the fair market value of the Company's Common Stock on the date of grant, which was $18.25 per share with respect to Mr. Dineen's May 2000 restricted stock award, $22.25 per share with respect to Mr. Smith's and Mr. Pendergraft's June 1999 restricted stock awards, and $24.875 per share with respect to Mr. Gelb's and Mr. Dineen's August 1998 restricted stock awards. The value of unvested restricted stock at December 31, 2000, based on the Common Stock's closing price on December 29, 2000 (the last trading day in 2000), was $170,153 for Mr. Dineen (with respect to his May 2000 grant), and $391,847 and $117,125 for Messrs. Smith and Pendergraft, respectively (with respect to their June 1999 grants). The restricted stock awarded to Mr. Dineen in May 2000 vests annually in three equal installments beginning on May 4, 2001. The restricted stock awarded to Mr. Smith and Mr. Pendergraft in June 1999 vests annually in three equal installments beginning on December 15, 1999. The restricted stock awarded to Mr. Gelb and Mr. Dineen in August 1998 vested annually in three equal installments beginning on December 15, 1998 and, as of December 15, 2000, was completely vested. The named executive officers receive dividends on shares of restricted stock at the same rate as all other stockholders.
(c) The payout amounts shown for Messrs. Smith and Pendergraft for 2000 and 1999 represent the deferred cash payments made in 2000 and 1999, respectively, with respect to their June 1999 grants (relating to their 1998 bonus awards). The 2000 and 1999 cash payments were equal to the value of the restricted stock to which Messrs. Smith and Pendergraft became vested in 2000 and 1999, respectively. The June 1999 restricted stock awards to Messrs. Smith and Pendergraft vested with respect to one third of the shares covered thereby on December 15, 1999, on which date the Common Stock had a closing sale price of $11.5625; and with respect to another one third of the shares covered thereby on December 15, 2000, on which date the Common Stock had a closing sale price of $13.875. The payout amounts shown for Messrs. Gelb and Dineen for 2000, 1999 and 1998 represent the deferred cash payments made in 2000, 1999 and 1998, respectively, with respect to their August 1998 grants (relating to their relocation bonuses). The 2000, 1999 and 1998 cash payments were equal to the value of the restricted stock to which Messrs. Gelb and Dineen became vested in 2000, 1999 and 1998, respectively. The August
      1998 restricted stock awards to Messrs. Gelb and Dineen vested with respect to one third of the shares covered thereby on December 15, 1998, on which date the Common Stock had a closing sale price of $16.75; with respect to another one third of the shares covered thereby on December
      15, 1999, on which date the Common Stock had a closing sale price of $11.5625; and with respect to the final one third of the shares covered thereby on December 15, 2000, on which date the Common Stock had a closing sale price of $13.875. Mr. Dineen's May 2000 grant vests in three annual installments beginning on May 4, 2001.
(d) The amounts shown include contributions to the Executive Supplementary Savings Plan, incremental executive medical plan premiums, financial counseling reimbursements and certain amounts in respect to the Executive Life Insurance Plan and the Optional Life Insurance Plan. In the case of Mr. Gelb and Mr. Dineen, the amounts shown also include certain amounts paid under comparable ARCO Chemical Company ("ARCO Chemical") plans subsequent to the acquisition of ARCO Chemical by Lyondell in July 1998. The amounts included for 2000 are as follows:

                             Mr. Smith Mr. Blakely Mr. Gelb Mr. Pendergraft Mr. Dineen
                             --------- ----------- -------- --------------- ----------
   Executive Supplementary
    Savings Plan...........   $81,440    $38,800   $36,082      $34,800      $30,786
   Incremental Medical Plan
    Premiums...............    15,417     10,874    15,417       10,879       15,417
   Financial Counseling
    Reimbursement..........        --     10,250     7,261       19,942           --
   Executive and Optional
    Life Insurance Plans...    37,285         --    12,129       11,810        5,357

  In the case of Mr. Blakely, the amount shown for 2000 also includes moving expenses of $162,816 and related tax gross-ups of $12,098.

  Mr. Pendergraft resigned as an officer of the Company effective as of December 31, 2000 and is scheduled to terminate his employment with the Company on June 3, 2001. In connection with the termination of his employment with the Company and his retirement, Mr. Pendergraft will be entitled to receive payments and benefits as described more fully in this Proxy Statement under the heading "Executive Severance

  Arrangements." The summary compensation information presented above with respect to Mr. Pendergraft does not include the amounts described under "Executive Severance Arrangements."
(e) Mr. Smith also serves as Chief Executive Officer of Equistar. Mr. Smith does not receive any compensation from Equistar. However, in recognition of Mr. Smith's services as Chief Executive Officer of Equistar, Equistar pays an annual fee of $1.0 million to Lyondell under a shared services agreement with Lyondell.
(f) Mr. Blakely was appointed as Executive Vice President and Chief Financial Officer of the Company effective as of November 1, 1999. The summary compensation information presented above includes compensation paid to Mr. Blakely by the Company subsequent to November 1, 1999.
(g) Mr. Gelb began serving as the Company's Executive Vice President and Chief Operating Officer in December 1998. From July 1998 through December 1998, Mr. Gelb served as Senior Vice President, Manufacturing, Process Development and Engineering. Prior thereto, Mr. Gelb served as an officer of ARCO Chemical, which was acquired by Lyondell in July 1998. The summary compensation information presented above includes compensation paid to Mr. Gelb by Lyondell subsequent to the acquisition date. Mr. Gelb's 1998 bonus was an amount based on his ARCO Chemical bonus target for 1998. The bonus amount in the table represents the pro-rata portion of such target bonus, which was paid to Mr. Gelb by the Company for the last five months of 1998.
(h) Mr. Pendergraft resigned as an officer of the Company effective as of December 31, 2000.
(i) Prior to his current position, Mr. Dineen began serving as the Company's Senior Vice President, Urethanes and Performance Chemicals in July 1998. Prior thereto, Mr. Dineen served as an officer of ARCO Chemical, which was acquired by Lyondell in July 1998. The summary compensation information presented above includes compensation paid to Mr. Dineen by Lyondell subsequent to the acquisition date. Mr. Dineen's 1998 bonus was an amount based on his ARCO Chemical bonus target for 1998. The bonus amount in the table represents the pro-rata portion of such target bonus, which was paid to Mr. Dineen by the Company for the last five months of 1998.

                             Option Grants in 2000

                                         Individual Grants(a)
                         -----------------------------------------------------
                                             % of Total
                         No. of Securities Options Granted Exercise             Grant Date
                            Underlying      to Employees    Price   Expiration   Present
          Name            Options Granted      in 2000      ($/Sh)     Date    Value ($)(b)
          ----           ----------------- --------------- -------- ---------- ------------
Mr. Smith...............      535,460           18.0       12.9125    2/3/10    2,163,250
Mr. Blakely.............       91,520            3.1       12.9125    2/3/10      369,750
Mr. Gelb................      106,050            3.6       12.9125    2/3/10      428,450
Mr. Pendergraft.........       91,520            3.1       12.9125    2/3/10      369,750
Mr. Dineen..............       53,630            1.8       12.9125    2/3/10      216,675

--------
(a) The options granted to the named executive officers vest in one-third annual increments, with the first third vesting on February 3, 2001. The options are subject to early vesting under certain specified conditions.
(b) The grant date present value per share of options granted was estimated as of the date of grant using the Black-Scholes option-pricing model and the following assumptions: fair value per share of options granted--$4.04; dividend yield--5%; expected volatility--46%; risk-free interest rate-- 6.5%; and maturity in years--10.

   No stock options were exercised during 2000 by any named executive officers. The following table shows the number of shares of Common Stock represented by outstanding stock options held by each of the named executive officers as of December 31, 2000, including the value for "in-the-money" options, which represents the positive spread between the exercise price of any such stock option and the year end price of the Common Stock.

                      Option Values at December 31, 2000

                              Number of Securities
                             Underlying Unexercised      Value of Unexercised
                               Options at Fiscal        In-The-Money Options at
                                  Year-End (#)          Fiscal Year-End ($)(a)
                          ---------------------------- -------------------------
          Name            Exercisable(b) Unexercisable Exercisable Unexercisable
          ----            -------------- ------------- ----------- -------------
Mr. Smith................    186,667        844,393           --     1,285,104
Mr. Blakely..............     31,667        154,853      110,835       441,314
Mr. Gelb.................     30,567        167,183           --       254,520
Mr. Pendergraft..........     26,367        194,853           --       219,648
Mr. Dineen...............     15,500         84,630           --       128,712

--------
(a) On December 29, 2000, the last reported closing sale price in 2000, as reported on the NYSE, of Lyondell Common Stock was $15.3125 per share.
(b) Stock options granted prior to 1999 provided for the accrual of dividend share credits. The number of dividend share credits allocated on each record date to an optionee's account is computed by multiplying the dividend rate per share of Common Stock by the sum of (i) the number of shares subject to outstanding options and (ii) the number of dividend share credits then credited to the optionee's account, and dividing the resulting figure by the fair market value of a share of Common Stock on such dividend record date. The participant receives dividend share credits not only on the number of shares covered by unexercised options but also on the number of dividend share credits already in the participant's account. Dividend share credits do not represent earned compensation and have no definite value until the date on which the options in respect of which such credits have been allocated are exercised. Dividend share credits are canceled upon an optionee's termination of employment under certain specified circumstances. The number of dividend share credits accrued to the accounts of the named executives as of December 31, 2000, was as follows: Mr. Smith: 13,094; and Mr. Pendergraft: 22,923. Messrs. Blakely, Gelb and Dineen do not hold options granted under plans pursuant to which dividend share credits accrue.

                   Long-Term Incentive Plans--Awards in 2000

                                        Performance or
                           Number of     Other Period            Estimated Future Payouts
                         Shares, Units       Until           Under Non-Stock Price-Based Plans
                            or Other      Maturation    --------------------------------------------
        Name (a)           Rights (#)      or Payout    Threshold (#)    Target (#)     Maximum (#)
        --------         -------------- --------------- -------------  -------------- --------------
Mr. Smith............... 167,530 shares 1/1/00-12/31/02 33,506 shares  167,530 shares 335,060 shares
Mr. Blakely.............  28,640 shares 1/1/00-12/31/02  5,728 shares   28,640 shares  57,280 shares
Mr. Gelb................  33,180 shares 1/1/00-12/31/02  6,636 shares   33,180 shares  66,360 shares
Mr. Pendergraft.........  28,640 shares 1/1/00-12/31/02  5,728 shares   28,640 shares  57,280 shares
Mr. Dineen..............  16,780 shares 1/1/00-12/31/02  3,356 shares   16,780 shares  33,560 shares

--------
(a) The awards granted to each of Messrs. Smith, Blakely, Gelb, Pendergraft and Dineen are pursuant to the Lyondell Chemical Company Long-Term Incentive Plan and represent awards of performance shares, which may be earned if the Company achieves its target performance over the years 2000-2002. The Company's performance target is to achieve total shareholder return (defined as the change in market price of the Common Stock plus dividend yield measured over the course of the performance cycle) during the performance cycle of at least the fiftieth percentile, as compared to the companies in its peer group. In order for any performance shares to be earned, the Company must achieve a total shareholder return ranking of at least the thirtieth percentile (the threshold amount); and total shareholder return in the eightieth percentile will result in the maximum payment set forth above. Shareholder returns between the thirtieth and fiftieth percentile, or between the fiftieth and eightieth percentile will be interpolated between the values listed above. The companies composing the peer group are all chemical or specialty chemical companies and are reflected in the 2000 Performance Graph on page
   20. Based on total shareholder return through December 31, 2000, and assuming the performance cycle was January 1 through December 31, 2000, Messrs. Smith, Blakely, Gelb, Pendergraft and Dineen would have received the maximum payment set forth above.

                            ANNUAL PENSION BENEFITS

   The following table shows estimated annual pension benefits payable to the Company's employees, including executive officers of the Company, upon retirement at age 65 based on credited service as of January 1, 2001, under the provisions of the Lyondell Retirement Plan and the Lyondell Supplementary Executive Retirement Plan (together, the "Lyondell Retirement Plan").

                          Lyondell Pension Table (a)

 Average Final Earnings
         (Base
   Salary plus Annual
         Bonus)
     Highest Three       Approximate Annual Benefit for Years of Membership
      Consecutive                     Service Indicated (b)(c)
  Years out of Last 10   ---------------------------------------------------
         Years           15 Years 20 Years  25 Years   30 Years   35 Years
 ----------------------  -------- -------- ---------------------------------
$3,200,000..............  737,904  983,872  1,229,840  1,475,808  1,721,776
 3,000,000..............  691,704  922,272  1,152,840  1,383,408  1,613,976
 2,800,000..............  645,504  860,672  1,075,840  1,291,008  1,506,176
 2,600,000..............  599,304  799,072    998,840  1,198,608  1,398,376
 2,400,000..............  553,104  737,472    921,840  1,106,208  1,290,576
 2,200,000..............  506,904  675,872    844,840  1,013,808  1,182,776
 2,000,000..............  460,704  614,272    767,840    921,408  1,074,976
 1,800,000..............  414,504  552,672    690,840    829,008    967,176
 1,600,000..............  368,304  491,072    613,840    736,608    859,376
 1,400,000..............  322,104  429,472    536,840    644,208    751,576
 1,200,000..............  275,904  367,872    459,840    551,808    643,776
 1,000,000..............  229,704  306,272    382,840    459,408    535,976
   800,000..............  183,504  244,672    305,840    367,008    428,176
   600,000..............  137,304  183,072    228,840    274,608    320,376
   400,000..............   91,104  121,472    151,840    182,208    212,576
   200,000..............   44,904   59,872     74,840     89,808    104,776

--------
(a) Mr. Gelb and Mr. Dineen do not participate in the Lyondell Retirement
    Plan.
(b) As of December 31, 2000, the credited years of service (rounded to the nearest whole number) under the Lyondell Retirement Plan for the participating named executive officers were: Mr. Smith, 26; Mr. Blakely, 1; and Mr. Pendergraft, 28.
(c) All employees' (including executive officers') years of service with Atlantic Richfield Company prior to the creation of Lyondell have been credited under the Company's retirement plans.

   The following table shows estimated annual pension benefits payable to certain former employees of ARCO Chemical, including certain executive officers of the Company such as Mr. Gelb and Mr. Dineen, upon retirement at age 65 based on credited service as of January 1, 2001, under the provisions of the Lyondell Chemical Company Retirement Plan for Former ARCO Chemical Company Employees and the Lyondell Supplementary Executive Retirement Plan (together, the "ACC Retirement Plan").

                            ACC Pension Plan Table

                           Approximate Annual Benefit for Years of Membership Service Indicated(a)
                           -----------------------------------------------------------------------
 Average Final Earnings
          (Base
   Salary plus Annual
         Bonus)
      Highest Three
       Consecutive
  Years out of Last 10
          Years             15 Years       20 Years       25 Years       30 Years       35 Years
 ----------------------  -------------- -------------- -------------- -------------- ----------------
$1,200,000..............        268,740        364,320        459,900        555,480        651,060
 1,100,000..............        246,240        333,820        421,400        508,980        596,560
 1,000,000..............        223,740        303,320        382,900        462,480        542,060
   900,000..............        201,240        272,820        344,400        415,980        487,560
   800,000..............        178,740        242,320        305,900        369,480        433,060
   700,000..............        156,240        211,820        267,400        322,980        378,560
   600,000..............        133,740        181,320        228,900        276,480        324,060
   500,000..............        111,240        150,820        190,400        229,980        269,560
   400,000..............         88,740        120,320        151,900        183,480        215,060
   300,000..............         66,240         89,820        113,400        136,980        160,560
   200,000..............         43,740         59,320         74,900         90,480        106,060

--------
(a) As of December 31, 2000, the credited years of service (rounded to the nearest whole number) under the ACC Retirement Plan for the participating named executive officers were: Mr. Gelb, 31; and Mr. Dineen, 23.

   The amounts shown in the above tables are necessarily based upon certain assumptions, including retirement of the employee at age 65, based on credited services as of January 1, 2001, and payment for the life of the employee only with a guaranteed minimum payment period of 60 months. The amounts will change if the payment is made under any other form of retirement benefit permitted by the respective retirement plan, or if an employee's actual retirement occurred after January 1, 2001, since the "annual covered compensation level" of such employee (one of the factors used in computing the annual retirement benefits) may change during the employee's subsequent years of membership service. The covered compensation for which retirement benefits are computed under each of the Lyondell Retirement Plan and the ACC Retirement Plan is the average of the participant's highest three consecutive years out of the last ten years of base salary plus annual bonus. Base salary and annual bonus amounts are set forth under the "Salary" and "Bonus" headings in the Summary Compensation Table. The benefits shown are not subject to deduction for Social Security benefits or other offset amounts. However, the Lyondell Retirement Plan and the ACC Retirement Plan provide a higher level of benefits for the portion of compensation above the compensation levels on which Social Security benefits are based.

                       EXECUTIVE SEVERANCE ARRANGEMENTS

   On March 15, 1999, the Compensation Committee adopted the Lyondell Chemical Company Executive Severance Pay Plan (the "Severance Plan"), which generally applies to all officers of the Company, including Messrs. Smith, Blakely, Gelb, Pendergraft and Dineen, and certain other key members of management that are designated by the Chief Executive Officer. Effective as of October 5, 2000, the Compensation Committee amended and restated the Severance Plan to cover officers and other key members of management (as designated by the Chief Executive Officer of Lyondell) of the Company's subsidiaries, including Equistar and LYONDELL-CITGO Refining, LP. The Severance Plan provides for the payment of certain benefits to covered employees upon certain terminations following a Change in Control of the Company. Under the Severance Plan, a "Change in Control" of the Company means any one of the following events: (i) the incumbent directors of the Company (directors as of February 1, 1999 or individuals recommended or approved by a majority of the then incumbent directors other than as a result of either an actual or threatened election contest) cease to constitute at least a majority of the Company's Board of Directors, (ii) the stockholders approve (A) a merger, consolidation, or recapitalization of the Company, or a sale of substantially all the Company's assets, unless immediately after the consummation of the transaction, the stockholders of the Company immediately prior to the transaction would own eighty percent or more of the resulting entity, or the incumbent directors at the time of initial approval of the transaction would, immediately after the transaction, constitute a majority of the Board of Directors or similar managing group of such resulting entity, or (B) any plan for the liquidation or dissolution of the Company, (iii) any person shall become the beneficial owner of twenty percent or more of the outstanding Common Stock or combined voting power of all voting securities of the Company, unless such person reaches twenty percent ownership solely as a result of (A) the Company acquiring securities and correspondingly reducing the number of shares outstanding or (B) acquisition of securities directly from the Company except for any conversion of a security that was not acquired directly from the Company, provided that if a person referred to in clause (iii)(A) or (B) shall thereafter become the beneficial owner of any additional shares of Common Stock or other voting securities (other than by stock split, stock dividend or similar transaction), then a Change in Control will be deemed to have occurred.

   If an employee covered under the Severance Plan is terminated by his or her employer without cause or by the employee for good reason (which includes certain "constructive" terminations) within two years following a Change in Control, the employee will be entitled to receive a payment under the Severance Plan equal to one times to three times annual earnings, depending on the employee's position with his or her employer. Annual earnings for this purpose is generally the sum of an employee's base pay plus target annual bonus. Each of Messrs. Smith, Blakely and Gelb will receive a payment equal to three times his annual earnings. Mr. Dineen will receive a payment equal to two times his annual earnings. Pursuant to his severance agreement with the Company (described below), if a Change in Control and a termination occur such that Mr. Pendergraft would be entitled to receive a payment under the Severance Plan before June 3, 2001, Mr. Pendergraft will receive a payment under the Severance Plan equal to one times his annual earnings. Outstanding option awards to covered employees will be automatically vested. Covered employees will also receive: (i) eligibility to commence vested early retirement benefits under the Company's or a subsidiary's retirement plans, actuarially reduced for early commencement, and retiree medical coverage; (ii) continuation of welfare benefit coverages for a period of two years following termination; and (iii) outplacement services for a period of one year, at a cost not to exceed $40,000. In addition, covered employees will receive a gross-up payment from the Company for the amount of the excise tax liability, if any, imposed pursuant to Code Section 4999 with respect to any benefits paid in connection with the Change in Control. In order to receive benefits under the Severance Plan, a covered employee must sign a general release of claims against the Company and its affiliates. Upon a Change in Control, the Company will also deposit into the Company's Supplemental Executive Benefit Plans Trust any additional assets necessary to fully fund the benefits due under the Supplementary Executive Retirement Plan and the Executive Deferral Plan. The Severance Plan may be amended or terminated at any time prior to a Change in Control or, if earlier, prior to the date that a third party submits a proposal to the Board of Directors that is reasonably calculated, in the judgment of the Compensation Committee, to effect a Change in Control. The Severance Plan may not be amended to deprive a covered employee of benefits after a Change in Control.

   In connection with his resignation as an officer of the Company effective as of December 31, 2000, the Company entered into a severance agreement with Mr. Pendergraft. Mr. Pendergraft's severance agreement with the Company provides that, in exchange for a release of liability, he is entitled to certain benefits in connection with the termination of his employment with the Company on June 3, 2001 (the "Separation Date") and upon his comtemplated retirement at July 1, 2001 (for purposes of certain benefit and compensation programs). Mr. Pendergraft will be entitled to receive (1) a payment of $435,006, equal to one times his base salary; (2) the immediate vesting of all unvested stock options on the Separation Date; (3) payment of benefits under the Company's supplementary executive retirement plan as if he were 55 at the Separation Date; (4) a payment of all contributions and earnings accrued or credited to his deferred compensation account; (5) continuation of medical and welfare benefit coverages following termination, as a participant until age 55 and as a retired executive thereafter; (6) financial counseling in 2001 in the amount of $7,000; (7) a payment of $50,193 for six weeks vacation for 2001 and
(8) outplacement services at a cost not to exceed $40,000.

                               PERFORMANCE GRAPH

   The graph below compares the cumulative total return to stockholders of the Company for a five-year period (December 31, 1995 to December 31, 2000) with the cumulative total return to stockholders of the S&P 500 Stock Index and a peer group.

   The Peer Group, which is used in calculating total shareholder return for performance share awards, consists of: Air Products and Chemicals, Inc., Airgas, Inc., Albemarle Corporation, Cabot Corporation, Calgon Carbon Corporation, Crompton Corporation, Cytec Industries, Inc., Dow Chemical Company, EI DuPont de Nemours & Company, Eastman Chemical Company, Ecolab, Inc., Engelhard Corporation, Ethyl Corporation, Ferro Corporation, FMC Corporation, HB Fuller Company, Georgia Gulf Corporation, B. F. Goodrich Company, W. R. Grace & Co., Great Lakes Chemical Corporation, Hercules Incorporated, IMC Global, Inc., International Flavors and Fragrances, Lubrizol Corporation, Minerals Technologies Inc., Olin Corporation, PolyOne Corporation, PPG Industries, Inc., Praxair Inc., Rohm & Haas Company, RPM Incorporated, A Schulman, Inc., Sigma-Aldrich Corporation, Solutia, Inc., Union Carbide Corporation and Lyondell.

                 Comparison of 5 Year Cumulative Total Return
                      Assumes Initial Investment of $100


                             [GRAPH APPEARS HERE]

                                  1995    1996    1997    1998    1999    2000
                                 ------- ------- ------- ------- ------- -------
LYONDELL........................ $100.00 $100.34 $124.80 $ 88.04 $ 66.19 $ 85.51
S&P 500......................... $100.00 $122.96 $163.98 $210.84 $255.22 $231.98
PEER GROUP(a)................... $100.00 $117.23 $141.37 $123.66 $148.37 $128.03

--------
(a) Group total returns are weighted by average annual market capitalization for Peer Group companies as of the beginning of each year and assume the reinvestment of dividends. CK Witco Corporation, previously listed in the Peer Group, changed its name to Crompton Corporation, which is listed in the Peer Group. The following companies previously listed in the Peer Group are no longer listed as part of the Peer Group: Dexter Corporation, MA Hanna Company, Monsanto Company, Morton Industrial Group Inc. and Nalco Chemical Company. Dexter Corporation merged into a corporation that is not in the chemical industry. MA Hanna Company consolidated with The Geon Company to form PolyOne Corporation, which is listed in the Peer Group. Monsanto Company transferred its chemical businesses to Solutia, Inc., which is listed in the Peer Group. Morton Industrial Group Inc. was acquired by Rohm & Haas Company, which is listed in the Peer Group. Nalco Chemical Company was acquired by a private company.

   Pursuant to SEC Rules, the foregoing "Performance Graph" section of the Proxy Statement and the "Compensation Committee Report" that follows are not deemed "filed" with the SEC and are not incorporated by reference into the Company's Annual Report on Form 10-K.

                         COMPENSATION COMMITTEE REPORT

   The Compensation Committee of the Board of Directors (the "Committee") has responsibility for establishing and administering the pay philosophy, policies, and plans for the executive officers of the Company. The Committee conducts an annual review of executive pay and approves all salary changes, grants and awards to executive officers of Lyondell. The Committee is composed of five Non-Employee Directors: Travis Engen (Chairman), Dr. William T. Butler, Stephen F. Hinchliffe, Jr., David J. Lesar and Dudley C. Mecum II.

Executive Pay Philosophy

   The overriding principle behind the Company's pay philosophy is that pay must support the Company's primary objective of creating shareholder value and that premium pay will be provided for premium performance. Specific elements of this philosophy are:

 . Executive base salaries should be comparable to salaries for similar positions in a broad group of industrial and chemical companies that are similar to Lyondell, with incentives varying substantially commensurate with the Company's performance and designed to account for the cyclical nature of the Company's businesses.

 . The pay programs should foster a team orientation and a high degree of cooperation and coordination among top management.

 . Performance should be defined in terms of measures that directly link to or strongly influence Lyondell's shareholder value and achievement of strategic business and other performance objectives.

 . Substantial ownership in the Company's stock among executives should be highly encouraged so that management interests are closely aligned with shareholders in terms of both risk and reward.

   Driven by this philosophy, the Company's executive pay program has been designed to encourage a long-term performance orientation, with performance measures strongly related to shareholder value creation. Further, the program is designed to facilitate ownership of Company stock. As a result, the Company's total pay package is designed to be highly sensitive to the Company's performance, defined in terms of shareholder value creation.

Base Salary

   Pursuant to the pay philosophy, Lyondell's executive base salaries generally are positioned at the fiftieth percentile of the market according to nationally recognized surveys for industrial and chemical companies. The market data used are reflective of the Company's size, as measured by revenues.

   Generally, the Committee assesses market pay by position by relying on published surveys. Published surveys cover a group of industrial and chemical companies. Using these data, salary adjustments are generally made such that salaries for most executives are set at the median of the market. The Committee, on the basis of management recommendations, determined that Mr. Smith and the other named executive officers would not receive an increase in base salary for 2001.

Long Term Incentive Plan

   In 1999, the shareholders approved the Lyondell Chemical Company 1999 Long Term Incentive Plan (the "Long Term Incentive Plan"), a new executive incentive compensation program for the Company. Under this program, incentive compensation opportunities for 2000 were delivered in three forms:

 .  An executive Annual Cash Award, which rewards management for Economic Value
   Added ("EVA") and performance on selected business and operating objectives.

 . Stock options, granted at 100 percent of fair market value, having a term of ten years and vesting at a rate of one-third per year over three years, with accelerated vesting if the stock price increases 100 percent. The stock option awards are intended to provide incentives to participants to increase the Company's share price over time.

 . A performance share arrangement, under which executives earn a predetermined number of shares of Lyondell stock based on the Company's cumulative total shareholder return (stock price growth plus reinvested dividends) relative to an industry group comprising peer chemical companies. This plan is intended to provide incentives to participants to improve Lyondell's total shareholder return performance compared to comparable companies in the chemical industry.

   The Long Term Incentive Plan provides the Committee with sufficient incentive tools to provide long-term incentive compensation that is closely tied to the creation of shareholder value. The Long Term Incentive Plan allows for the Committee to make long-term incentive awards in the form of stock options, restricted stock, performance shares, phantom stock or stock appreciation rights, and to make cash bonus payments. Consequently, in March 2000 and March 2001, the Committee made grants of stock options and performance shares under the Long Term Incentive Plan to executive officers and approved performance objectives for cash awards.

Stock Ownership Guidelines

   In October 2000, the Committee adopted stock ownership guidelines for executive officers as a way to align more closely the interests of the key executive officers with those of the shareholders. The current ownership targets are as follows:

                                                             Value as a Multiple
     Position                                                  of Base Salary
     --------                                                -------------------
     Chief Executive Officer................................         4.0
     Executive Vice President...............................         3.0
     Senior Vice President..................................         2.0
     Vice President.........................................         1.0

   All shares which are beneficially owned, including, if applicable, shares of unvested restricted stock and shares held in the Company's 401(k) plan, but excluding unexercised stock options, count toward fulfillment of the ownership guidelines. Although the stock ownership guidelines are not part of the Long Term Incentive Plan, the executives are requested to own shares valued at the above listed multiples of base salary within five years of their initial participation in the Long Term Incentive Plan. At its March 2001 meeting, the Committee reviewed the progress of the covered executives relative to compliance with the stock ownership guidelines and determined that all of the named executive officers are currently on track to be in compliance with the stock ownership guidelines at the end of the five year period.

Chief Executive Officer's 2000 Pay

   In January 2000, Mr. Smith's base salary was raised from $965,300 to $1,018,004. This increase recognizes the current size of the Lyondell enterprise as measured by revenues under management and reflects the successful integration of ARCO Chemical and the successful negotiation of the sale of the polyols business to Bayer AG. This also reflects the Committee's objective to move officer pay aggressively towards the targeted level at the median competitive salary for companies of similar size as determined from published compensation surveys.

   In March 2001, Mr. Smith received an Annual Cash Award of $1,546,552 under the Company's Long Term Incentive Plan. The Committee believes that this award was appropriate given the Company's achievements in creating value, as measured by EVA. EVA measures Lyondell's cash flow performance in excess of a capital charge, which is calculated by multiplying the capital invested in Lyondell by Lyondell's weighted average cost of capital. The Long Term Incentive Plan recognizes the deeply cyclical nature of the commodity chemical industry, which experiences significant year-to-year swings in financial results. The Long Term Incentive Plan provides an award mechanism designed to moderate the effect of the cycle on pay over the longer term. The Committee believes that this approach to pay enables the Company to attract, retain and reward executive talent competitively.

   The Long Term Incentive Plan reflects the continuing focus on encouraging growth in economic value over the long term. The Long Term Incentive Plan measures EVA on the basis of a rolling five-year average. Targets are set at the industry median, as determined by financial analysis of industry results.

   Using the criteria discussed above, in February 2000, Mr. Smith received a grant of 535,460 stock options and 167,530 performance shares under the Long Term Incentive Plan. The stock options were granted at an exercise price of $12.9125 per share. The value of the performance shares will vary, based on the three-year total shareholder return for Lyondell as compared to a chemical industry peer group for the period 2000-2002.

Chief Executive Officer Performance Evaluations

   The Committee conducted a formal evaluation of the Chief Executive Officer's performance for the year 2000, which evaluation was then discussed with the entire Board. The process involved Mr. Smith providing an assessment of his performance in comparison to the Company's goals for 2000, as well as in light of specific circumstances that arose during the year. After extensive dialogue with the Committee and the Board, an evaluation and a set of reccommendations for action were provided to Mr. Smith by the Chairman of the Committee and the Chairman of the Board. This process will be repeated for 2001.

Omnibus Budget Reconciliation Act of 1993

   Section 162(m) of the Omnibus Budget Reconciliation Act of 1993 (the "1993 Act") limits the deductibility of pay in excess of $1 million paid to the Company's Chief Executive Officer and the next four highest paid officers during any fiscal year, beginning with 1994, unless such pay meets certain requirements. The Committee seeks to qualify compensation for deductibility, but retains the discretion to pay non-deductible amounts if that would be in the best interests of the Company and shareholders.

Compensation Committee Members

   The Compensation Committee believes that shareholders are well served by Lyondell's executive management team and that the executive pay philosophy and programs that have been established support the long-term success of the Company. This report is submitted by the Compensation Committee of the Board of Directors of Lyondell.

Respectfully submitted,

Travis Engen (Chairman)
Dr. William T. Butler
Stephen F. Hinchliffe, Jr.
David J. Lesar
Dudley C. Mecum II

The Compensation Committee

Compensation Committee Interlocks and Insider Participation

   The members of the Compensation Committee are Travis Engen (Chairman), Dr. William T. Butler, Stephen F. Hinchliffe, Jr., David J. Lesar and Dudley C. Mecum II. Mr. Smith, President and Chief Executive Officer and a director of Lyondell, also serves as Chief Executive Officer and a member of the Partnership Governance Committee of Equistar. In addition, Mr. Blakely, Executive Vice President and Chief Financial Officer of Lyondell, is a member of the Partnership Governance Committee and the Compensation Committee of Equistar.

                           COMPENSATION OF DIRECTORS

Directors' Fees

   Directors who are employees of the Company are not paid any fees or additional compensation for service as members of the Board of Directors or any committee thereof. During 2000, Non-Employee Directors were paid an annual retainer of $40,000 (of which $10,000 was paid in shares of restricted stock ("Restricted Shares")) and $1,250 for each Board or committee meeting attended, and were reimbursed for travel and other related expenses incurred in attending such meetings. In addition, the Non-Employee Directors who served as Chairmen of the Audit, Compensation and Corporate Governance and Responsibility Committees each received $7,500. The non-employee Chairman of the Board received an additional $40,000, of which $10,000 was in the form of Restricted Shares.

   Beginning in January 2001, no further Restricted Shares will be awarded. Non-Employee Directors will receive a credit of deferred stock units ("Deferred Stock Units") instead of the Restricted Shares they would otherwise have received as compensation. At the election of each Non-Employee Director, the remainder of the annual retainer, meeting fees and committee chair fees will be (1) paid in cash currently, (2) deferred under the Directors' Deferral Plan (described below) as cash or (3) deferred under the Directors' Deferral Plan as Deferred Stock Units.

Restricted Stock Grants and Deferred Stock Units

   The Company believes paying a portion of the directors' compensation in stock further aligns the directors' interests with the stockholders' interests and, accordingly, has adopted stock ownership guidelines for its Non-Employee Directors. Non-Employee Directors are encouraged to hold shares equal to four times the annual base retainer, and each Non-Employee Director is expected to achieve the targeted ownership levels by the later of November 2005 or five years from the date of his or her nomination as a Non-Employee Director. All shares beneficially owned, including Restricted Shares and other equity-based instruments such as Deferred Stock Units and phantom stock, are counted towards fulfillment of the stock ownership guidelines. Unexercised stock options, unless both vested and in-the-money, do not count towards fulfillment of the stock ownership guidelines.

   Restricted Shares were granted as part of the annual retainer for 2000 and were valued at approximately $10,000 (and are subject to transfer restrictions and risk of forfeiture for a period (the "restricted period") of at least one year from the date of grant). During the restricted period, the director has the right to receive dividends on and the right to vote the Restricted Shares. The Restricted Shares will be forfeited if the director's service terminates (other than for retirement, death or disability) prior to the end of the restricted period. It is intended that the directors will continue to hold the Restricted Shares beyond the termination of the restricted period.

   Beginning in January 2001, no portion of director compensation will be paid in Restricted Shares. Instead, the portion of the Non-Employee Director compensation that would have been paid in Restricted Shares will be paid in Deferred Stock Units. Deemed dividends attributed to Deferred Stock Units will be credited as additional Deferred Stock Units. Non-Employee Directors may elect to have the remainder of their fees, which will be credited on a quarterly basis, (1) paid in cash currently, (2) deferred under the Directors' Deferral Plan as cash or (3) deferred under the Directors' Deferral Plan as Deferred Stock Units. Once a year, with prior written notice, Non-Employee Directors may switch their elections under the Directors' Deferral Plan between deferred cash with an interest credit and Deferred Stock Units with dividend equivalents credited as additional Deferred Stock Units. Unlike Restricted Shares, the Deferred Stock Units do not carry voting rights and are not subject to forfeiture.

Deferral Plan for Non-Employee Directors

   The Lyondell Chemical Company Elective Deferral Plan for Non-Employee Directors (the "Directors' Deferral Plan") provides Non-Employee Directors with the opportunity to defer all or a portion of their retainer and meeting fees. The Directors' Deferral Plan was amended effective as of January 2001 to provide for the grant of Deferred Stock Units to Non-Employee Directors as part of their compensation, and to provide Non-Employee Directors with the option to defer the remainder of their fees as cash or as Deferred Stock Units.

   Under the Directors' Deferral Plan, the minimum amount that may be elected to be deferred is $8,000 and the maximum is 100 percent of the director's retainer and meeting fees per year. Amounts may be deferred until retirement from their regular employment or resignation from the Board, unless the director has suffered a financial hardship or elected an early distribution at the time the deferral commitment is made. Upon the director's death, retirement or resignation, benefits are payable, in accordance with the director's prior election, either in a lump sum or in substantially equal monthly payments over five, ten or fifteen years. All payments from the Directors' Deferral Plan, including payments with respect to Deferred Stock Units, will be made in cash. The benefits under the Directors' Deferral Plan are secured through a grantor trust. A participant's account under the Directors' Deferral Plan will accrue interest at a rate established by the Company annually prior to the commencement of each year. The guaranteed minimum rate of interest is not less than the Citibank base rate. The interest rate for 2000 was 8.41 percent.

Stock Options Granted to Directors

   On February 3, 2000, the Board of Directors approved the grant to each Non-Employee Director of an option to acquire 5,000 shares of Common Stock at an exercise price of $12.921, representing the average closing sale price of the Common Stock for the first two weeks of 2000. (The closing sale price of a share of Common Stock on February 3, 2000 was $10.125.) The options vest annually in one third increments, subject to early vesting in certain situations. The shares deliverable upon the exercise of an option must be treasury shares.

   On February 1, 2001, the Board of Directors approved the grant to each Non-Employee Director of an option to acquire 5,000 shares of Common Stock at an exercise price of $16.23, representing the average closing sale price of the Common Stock for the first two weeks of 2001. (The closing sale price of a share of Common Stock on February 1, 2001 was $16.25.) The options vest annually in one third increments, subject to early vesting in certain situations. The shares deliverable upon the exercise of an option must be treasury shares.

Retirement Plan for Non-Employee Directors

   The Lyondell Chemical Company Retirement Plan for Non-Employee Directors (the "Directors' Retirement Plan") is a non-qualified retirement plan for directors who are not employees of the Company. The annual retirement benefit is equal to the director's annual retainer fee immediately preceding the director's retirement from the Board of Directors. A director vests in the benefit upon serving three years as a member of the Board of Directors, or, in the case of a retired Company officer, three years following retirement as an officer of the Company. The benefit is payable for a period of time equal to a director's service on the Board of Directors, or, in the case of retired officers of the Company, to the director's service on the Board of Directors following retirement as an officer. However, if a director has served for at least 15 years as a member of the Board of Directors, excluding years of service when the director was also an officer of the Company, the benefit shall be paid for the greater of the period described in the preceding sentence or until death. Benefits commence at age 65, or, if later, at the time the director retires from the Board of Directors. A surviving spouse is entitled to receive fifty percent of the benefits otherwise payable to a director with payment up to a maximum of 15 years if the director dies prior to retirement from the Board of Directors or, if he or she dies after retirement from the Board of Directors, the benefits otherwise payable to the director up to a maximum of 15 years. The benefits under the Directors' Retirement Plan are secured through a grantor trust.

   In October 1998, the Board of Directors amended and restated the Directors' Retirement Plan to close such plan to new directors and to give those directors covered under the Directors' Retirement Plan the option of: (1) continuing to accrue benefits under the Directors' Retirement Plan; (2) retaining their existing benefits as of December 31, 1998; or (3) electing to receive a payment equal to the present value of their benefits under the Directors' Retirement Plan in the form of deferred compensation or Restricted Shares. Directors who elected not to continue to accrue benefits under the Directors' Retirement Plan, together with directors first elected after October 1998, receive, in lieu of such benefit, an annual award of Restricted Shares (prior to January 2001) or Deferred Stock Units (after January 2001) valued at $25,000.

                                OTHER BUSINESS

   The Board of Directors is not aware of any other matters to be presented at the meeting. If any other matters should properly come before the meeting, the persons named in the enclosed proxy will vote the proxies in accordance with their best judgment.

                              PROXY SOLICITATION

   In addition to this solicitation of proxies by the Board of Directors of the Company, some of the executive officers and other employees of the Company also may solicit proxies personally, by telephone and by mail, if deemed appropriate. The expense of soliciting proxies will be paid by the Company. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock.

                 STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING
                           AND DIRECTOR NOMINATIONS

   Stockholder proposals intended to be presented at the 2002 Annual Meeting must be received by the Company, at the address set forth on the first page of this Proxy Statement, no later than November 28, 2001, in order to be included in the Company's proxy materials and form of proxy relating to such meeting. Such proposals should be addressed to the Secretary. Stockholder proposals must otherwise be eligible for inclusion. The 2002 Annual Meeting is scheduled to take place in May 2002.

   Pursuant to the By-Laws of the Company, a stockholder wishing to nominate a candidate for election to the Board or bring business before the 2002 Annual Meeting in a form other than a stockholder proposal in accordance with the preceding paragraph is required to give written notice to the Secretary of the Company of his or her intention to make such a nomination or present such business. The notice of intent to make a nomination or present business at the 2002 Annual Meeting must be received by the Company, at the address set forth on the first page of this Proxy Statement, not less than 90 days in advance of such meeting. However, if the meeting was not publicly announced by a mailing to the stockholders, in a press release reported by the Dow Jones News Service, the Associated Press or a comparable national news service or a filing with the SEC more than 90 days prior to the meeting, the notice must be delivered to the Board of Directors not later than the close of business on the tenth day following the day on which the date of the meeting was first so publicly announced. The notice is required to contain certain information set forth in the Company's By-Laws about both the nominee or proposed business, as applicable, and the stockholder making the nomination or proposal. A nomination or proposal that does not comply with the above procedures will be disregarded. Compliance with the above procedures does not require the Company to include the proposed nominee or business in the Company's proxy solicitation materials.

                       ADDITIONAL INFORMATION AVAILABLE

   The Company files an Annual Report on Form 10-K with the Securities and Exchange Commission. Stockholders may obtain a copy of this report (without exhibits), without charge, by writing to the Company's Investor Relations Department at 1221 McKinney Street, Suite 700, Houston, Texas 77010.

                                  APPENDIX A

                        CHARTER OF THE AUDIT COMMITTEE

Objectives:

   The objectives of the Audit Committee are:

(1) To assist the Board of Directors in fulfilling its fiduciary responsibilities relating to the Company's financial reporting standards and practices.

(2) To review the adequacy of and promote the Company's continued emphasis on internal controls.

(3) To maintain open, continuing and direct communication between the Board of Directors and both the Company's independent public accountants and its internal auditors.

(4) To initiate any special investigations of conflicts of interest, and compliance with federal, state and local laws and regulations, including the Foreign Corrupt Practices Act, as may be warranted.

Operating Policies:

   The primary operating policies of the Audit Committee are:

(1) The Audit Committee shall be composed of three or more outside independent members of the Board of Directors, each of whom is financially literate and at least one of whom has accounting or related financial management expertise.

(2) The Audit Committee shall hold such meetings as it shall deem advisable but shall endeavor to meet a minimum of three times per calendar year. Minutes of all Audit Committee meetings shall be taken and approved by subsequent action.

(3) The Audit Committee shall meet on the call of the Chairman of the Audit Committee, the Chairman of the Board, the President, or, in their absence, by any member of the Audit Committee, and the presence of a majority of the members of the Audit Committee then in office shall constitute a quorum for the transaction of business, and the Audit Committee shall determine its rules of procedure. For purposes of teleconference meetings scheduled solely to review the Company's Quarterly Report on Form 10-Q, the presence of one member of the Audit Committee shall constitute a quorum.

(4) Upon the request of the Company's independent public accountants or the Company's General Auditor, the Chairman of the Audit Committee shall convene a meeting of the Committee to consider any matters such auditors believe should be brought to the attention of the Committee, Directors or stockholders.

(5) The Audit Committee has the authority to direct and supervise an investigation into any matter, including the authority to retain outside counsel or other professional services.

Functions:

   The functions of the Audit Committee shall be to:

(1) Evaluate the principal (and/or other) firm (or firms) of independent public accountants (i.e. external auditors) that examine the consolidated financial statements of the Company, which firm(s) shall be ultimately accountable to the Audit Committee and the Board of Directors, and recommend to the Board of Directors the selection, retention and, when necessary, the termination and replacement of such firm(s) (or to nominate the principal external auditors to be proposed for shareholder approval in any proxy statement).

(2) Review with the principal external auditors their audit plans and scope for the coming year and any non-audit services performed or planned. The Committee shall review the compensation paid the external auditors for all audit and other services performed.

(3) Review with the external auditors the audit report and their comments arising from the audit.

(4) Review with the Company's General Auditor the internal audit organization and the internal audit goals and plans and discuss the findings and recommendations resulting from internal audits.

(5) Review with the Company's Controller the responses taken to the audit findings and the adequacy of the systems of internal control.

(6) Review the Company's audited financial statements to be included in the Annual Report on Form 10-K prior to its filing with the Securities and Exchange Commission and, upon satisfactory completion of such review, recommend to the Board of Directors that such audited financial statements be included in the Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.

(7) Review with the Company's financial management on a periodic basis any changes in accounting principles significantly affecting the Company.

(8) Review with the Company's financial management any unusual, non-operating and/or non-recurring items and the general quality of earnings reported by the Company.

(9) Review periodically, but at least once each year, all material agreements between the Company and any business organization wherein a Company Director is also a director, partner, principal or officer of such organization to assure that such are fair to the Company and its Stockholders.

(10) Ensure that the principal external auditors submit on a periodic basis to the Audit Committee a formal written statement delineating all relationships between such auditors and the Company; actively engage in dialogues with the external auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of such auditors; and recommend that the Board of Directors take appropriate action in response to the external auditors' reports to satisfy itself of such auditors' independence.

(11) Recommend to the Board of Directors policies and procedures to be developed for dealing with various matters as to which conflicts of interest may arise and periodically review the application of such policies and procedures.

[LYONDELL LOGO]
                                                           [RECYCLED PAPER LOGO]

[Lyondell Logo]

Lyondell Chemical Company
C/O Proxy Services
P.O. Box 9141
Farmingdale, NY 11735
                                              INSTRUCTIONS FOR SUBMITTING PROXY:

                                            VOTE BY INTERNET - WWW.PROXYVOTE.COM
                                            ----------------   -----------------

                                            Use the Internet to transmit your
                                            voting instructions and for
                                            electronic delivery of information.
                                            Have your proxy card in hand when
                                            you access the web site. You will be
                                            prompted to enter your 12-digit
                                            Control Number located below to
                                            obtain your records and create an
                                            electronic voting instruction form.
                                            Internet voting must be completed by
                                            11:59 p.m. (Eastern) on May 2, 2001.

                                            VOTE BY PHONE - 1-800-690-6903
                                            -------------
                                            Use any touch-tone telephone to
                                            transmit your voting instructions.
                                            Have your proxy card in hand when
                                            you call. You will be prompted to
                                            enter your 12-digit Control Number
                                            located below and then follow the
                                            simple instructions that the Vote
                                            Voice provides you. Telephone voting
                                            must be completed by 11:59 p.m.
                                            (Eastern) on May 2, 2001.

                                            VOTE BY MAIL
                                            ------------
                                            Mark, sign and date your proxy card
                                            and return it in the postage-paid
                                            envelope we have provided or return
                                            to Lyondell Chemical Company c/o
                                            ADP, 51 Mercedes Way, Edgewood, NY
                                            11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS [X]                               PLEASE DETACH PROXY CARD HERE
------------------------------------------------------------------------------------------------------------------------------------
                                        THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED
1. ELECTION OF DIRECTORS
   FOR all nominees       WITHHOLD AUTHORITY to
   listed below [ ]       vote for all nominees listed below [ ]             *EXCEPTIONS  [ ]

   Nominees: Carol A. Anderson, William T. Butler, Travis Engen, Stephen F. Hinchliffe, Jr., David J. Lesar, Dudley C. Mecum II, Dan
   F. Smith, Paul R. Staley, William R. Spivey (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE MARK THE
   "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

   *Exceptions______________________________________________________________________________________________

2. Proposal to ratify the appointment of PricewaterhouseCoopers LLP, independent accountants, as the Company's auditors for the fiscal year ending December 31, 2001.
   FOR [ ]      AGAINST [ ]     ABSTAIN [ ]

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

I/we will attend the meeting. [ ]               Address Change Mark Here [  ]

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please sign as such, giving full title.

________________  _________ _____________________________ ___________
Signature         Date      Signature (Joint Owners)      Date

--------------------------------------------------------------------------------
                                [Lyondell Logo]

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Lyondell Chemical Company (herein the "Company") hereby makes, constitutes and appoints Robert T. Blakely, Kerry A. Galvin and Karen A. Twitchell, and each of them, lawful attorneys and proxies of the undersigned, with full power of substitution, for and in name, place and stead of the undersigned to vote the number of shares of Company Common Stock that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held in the General Assembly Room of One Houston Center, 1221 McKinney, 42nd Floor, in Houston, Texas on Thursday, May 3, 2001 at 9:00 a.m., local time, and at any adjournment(s) thereof, on the matters set forth on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED OR SUBMITTED OVER THE INTERNET OR BY TELEPHONE, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

This card also constitutes my voting instructions with respect to shares held in the Lyondell Chemical Company 401(k) and Savings Plan, the Equistar Chemicals, LP Savings and Investment Plan, the LYONDELL-CITGO Refining, LP 401(k) and Savings Plan for Non-Represented Employees, the LYONDELL-CITGO Refining, LP 401(k) and Savings Plan for Represented Employees, and the Quantum Chemicals Retirement Savings and Investment Plan for Hourly Represented Employees, and the undersigned hereby authorizes Fidelity Management Trust Company, as Trustee of such plans, to vote the shares held in the undersigned's accounts.

         (Continued, and to be signed and dated, on the reverse side.)